Greektown Holdings 8-K
Exhibit 99.1

FOR IMMEDIATE RELEASE
May 15, 2012

Greektown Superholdings, Inc. Reports First Quarter 2012 Financial Results

DETROIT, May 15, 2012 – Greektown Superholdings, Inc. (“Greektown” or the “company”) today reported financial results for its first quarter ended March 31, 2012.

Net revenues for the quarter ended March 31, 2012 were $91.8 million, compared to $85.5 million for the same quarter of 2011, an increase of 7.4%. Income from operations for the first quarter increased to $14.9 million compared to $9.0 million a year ago, and net loss improved to $1.3 million compared to $8.5 million a year ago. EBITDA(1) increased by approximately 29.6%, to $23.6 million in the first quarter of 2012 from $18.2 million in the same quarter of 2011. Net loss and EBITDA for the first quarter of 2011 included $1.1 million of expense related to Chapter 11 reorganization items.

“We’re pleased that the quarter’s net revenues exceeded those of the prior year for the second consecutive quarter,” said Michael Puggi, Greektown’s president and chief executive officer. “We are also encouraged by the improvement in EBITDA. By increasing net revenues while controlling operating expenses, EBITDA as a percentage of net revenues increased to 25.7% in the first quarter of 2012, compared to 21.3% in the first quarter of 2011. In addition, we believe that the measured investments we have made in enhancing the property, including the Asteria bar/lounge and the Super Pit table game area, have increased our appeal and competiveness.”

Cash and cash equivalents were $46.1 million at March 31, 2012, compared to $26.1 million at March 31, 2011, and the company did not borrow against its revolving loan agreement during the first quarter of 2012. The company paid semiannual interest of approximately $25.0 million on its senior secured notes in each of the quarters ended March 31, 2012 and March 31, 2011.

Amendment to Revolving Loan Agreement
In May 2012, the Michigan Gaming Control Board approved a proposed amendment to the company’s revolving loan agreement with Comerica Bank which, among other modifications, increases the aggregate principal amount available under the facility by $15.0 million to $45.0 million. Any borrowings under the additional $15.0 million commitment are required to fund expenditures relating to the new valet parking facility, and are to be repaid in quarterly installments equal to 1/20th of the amount advanced, commencing on the earlier of July 1, 2013 and the first month after the parking facility’s completion date. The interest rate applicable to borrowings under the $45.0 million commitment is equal to LIBOR plus 2.25% (under the LIBOR option set forth in the amendment), provided that the company’s leverage ratio remains in excess of 4.0:1.0. The amendment does not modify the term of the revolving loan agreement, which expires on December 30, 2013, unless renewed or extended.  The company intends to execute the proposed amendment with Comerica Bank as soon as practicable.

(1) EBITDA (earnings before interest, taxes, depreciation and amortization) is a measurement not in accordance with Generally Accepted Accounting Principles (GAAP) but is commonly used in the gaming industry as a measure of performance and as a basis for valuation of gaming companies. Reconciliation of net (loss) income to EBITDA is attached to this release. EBITDA is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations. However, EBITDA should not be construed as an alternative to income from operations (as an indicator of our operating performance) or to cash flows from operating activities (as a measure of liquidity) as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, the Company’s EBITDA may not be comparable to similarly titled measures presented by other companies.
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About Greektown Superholdings, Inc.
Greektown Superholdings, Inc. operates, through its subsidiaries, the Greektown Casino-Hotel. Located in the heart of Detroit’s Greektown Dining and Entertainment District, Greektown Casino-Hotel opened on November 10, 2000. Greektown Casino-Hotel offers such amenities as the International Buffet, Eclipz Lounge, Asteria, The Fringe, Shotz Sports Bar & Grill, Bistro 555 and a VIP lounge for players. Greektown Casino-Hotel opened its 400-room hotel tower in February 2009 and recently became the first Michigan casino to debut a smartphone application. For more information, visit greektowncasinohotel.com.

Safe Harbor Statement
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about capitalization and performance of Greektown. All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “anticipate,” “expect,” “will,” “continue,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or documents filed with the Securities and Exchange Commission are subject to known and unknown risks, uncertainties and contingencies, including competitive factors (such as the opening of new casinos in Ohio), and there can be no assurance that our results for the first quarter are indicative of our future results. Many of these risks, uncertainties and contingencies are beyond Greektown’s control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Any forward-looking statements in this release speak only as of the date of this release, and Greektown undertakes no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Media Contact:
Greektown Superholdings, Inc.
Lloryn Love
313-223-2999, ext. 5455
llove@greektowncasino.com

Investor Contact:
Greektown Superholdings, Inc.
Glen Tomaszewski
Senior Vice President and Chief Financial Officer
313-223-2999, ext. 5458
gtomaszewski@greektowncasino.com

Greektown Superholdings, Inc.
Consolidated Statements of Operations (unaudited)
(In thousands, except share and per share data)

	Three Months Ended March 31,	Three Months Ended March 31,
	2012	2011
Revenues
Casino	$95,368	$88,303
Food and beverage	6,420	6,133
Hotel	2,950	2,653
Other	1,337	1,300
Gross revenues	106,075	98,389
Less promotional allowances	14,237	12,912
Net revenues	91,838	85,477

Operating expenses
Casino	21,241	20,270
Gaming taxes	20,564	19,076
Food and beverage	4,759	5,615
Hotel	2,617	2,439
Marketing, advertising, and entertainment	1,334	1,721
Facilities	5,269	5,358
Depreciation and amortization	8,632	10,269
General and administrative expenses	12,340	11,674
Other	143	80
Operating expenses	76,899	76,502
Income from operations	14,939	8,975

Other expenses
Interest expense	(12,653)	(12,590)
Amortization of finance fees	(1,838)	(1,687)
Other income (expense), net	56	(10)
Chapter 11 related reorganization items	-	(1,054)
Total other expense, net	(14,435)	(15,341)

Income (loss) before provisions for state income taxes	504	(6,366)

Income tax expense – current	(74)	(555)
Income tax expense – deferred	(1,682)	(1,600)
Net loss	$(1,252)	$(8,521)

Loss per share:
Basic	$(38.09)	$(91.04)
Diluted	$(38.09)	$(91.04)

Weighted average common shares outstanding	145,544	140,735
Weighted average common and common equivalent shares outstanding	145,544	140,735

Greektown Superholdings, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 31,	December 31,
	2012	2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$46,061	$50,754
Accounts receivable – gaming, net	703	734
Accounts receivable – other, net	1,560	1,216
Inventories	423	398
Prepaid expenses	7,429	5,605
Prepaid Michigan Gaming Control Board annual fee	6,258	8,823
Prepaid municipal service fees	2,137	3,346
Deposits	1,632	1,631
Total current assets	66,203	72,507

Property, building, and equipment, net	319,145	317,085

Other assets:
Financing fees - net of accumulated amortization	10,720	11,571
Deposits and other assets	30	30
Casino development rights	117,800	117,800
Trade names	26,300	26,300
Rated player relationships - net of accumulated amortization	44,850	48,300
Goodwill	110,252	110,252

Total assets	$695,300	$703,845

Greektown Superholdings, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 31,	December 31,
	2012	2011

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	13,843	15,128
Accrued interest	12,550	25,063
Accrued expenses and other liabilities	13,241	9,631
Total current liabilities	39,634	49,822

Long-term liabilities:
Other accrued income taxes	8,944	8,871
Senior secured notes - net	368,735	367,748
Obligation under capital lease	2,485	2,489
Deferred income taxes	11,776	10,094
Total long-term liabilities	391,940	389,202

Total liabilities	431,574	439,024

Shareholders' equity (members' deficit):
Series A-1 preferred stock at $0.01 par value;
1,688,268 shares authorized, 1,463,535 shares issued and outstanding at March 31, 2012 and December 31, 2011	185,396	185,396
Series A-2 preferred stock at $0.01 par value;
645,065 shares authorized, 162,255 shares issued and outstanding at March 31, 2012 and December 31, 2011	20,551	20,551
Series A-1 preferred warrants at $0.01 par value;
202,511 shares issued and outstanding at March 31, 2012 and December 31, 2011	25,651	25,651
Series A-2 preferred warrants at $0.01 par value;
460,587 shares issued and outstanding at March 31, 2012 and December 31, 2011	58,342	58,342
Series A-1 common stock at $0.01 par value;
4,354,935 shares authorized,145,544 and 142,423 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	1	1
Series A-2 common stock at $0.01 par value; 645,065 shares authorized, no shares issued	–	–
Additional paid-in capital	13,809	13,652
Accumulated deficit	(40,024)	(38,772)
Total shareholders' equity	263,726	264,821
Total liabilities and shareholders' equity	$695,300	$703,845

Greektown Superholdings, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended March 31,	Three Months Ended March 31,
	2012	2011
Operating activities
Net (loss) income	$(1,252)	$(8,521)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	8,632	10,269
Amortization of finance fees and accretion of discount on senior notes	1,838	1,687
Chapter 11 related reorganization items	-	1,054
Deferred income taxes	1,682	1,600
Stock compensation	157	96
Changes in current assets and liabilities:		-
Accounts receivable - gaming	31	(304)
Accounts receivable - other	(344)	468
Inventories	(25)	23
Prepaid expenses	1,949	2,301
Accounts payable	(1,285)	1,632
Accrued interest	(12,513)	(12,539)
Accrued expenses and other liabilities	(269)	2,100
Net cash provided by (used in) operating activities before reorganization costs	(1,399)	(134)
Operating cash flows for reorganization costs	-	(271)
Net cash provided by (used in) operating activities	(1,399)	(405)

Investing activities
Decrease (increase) in restricted cash	-	(2,500)
Capital expenditures	(3,294)	(1,603)
Redemption of (investment in) certificate of deposit	-	534
Net cash provided by (used in) investing activities	(3,294)	(3,569)

Financing activities
Financing fees paid	–	(72)
Net cash (used in) provided by financing activities	-	(72)

Net increase (decrease) in cash and cash equivalents	(4,693)	(4,046)
Cash and cash equivalents at beginning of year	50,754	30,195
Cash and cash equivalents at end of period	$46,061	$26,149

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$25,101	$25,245
Cash paid during the period for income taxes	$-	$400

Greektown Superholdings, Inc.
Reconciliation of Net Loss to EBITDA (1)
(In thousands)

	Three Months Ended March 31,	Three Months Ended March 31,
	2012	2011
Net loss	$(1,252)	$(8,521)
Interest expense	14,435	14,287
Income tax expense	1,756	2,155
Depreciation and amortization	8,632	10,269
EBITDA (1)	$23,571	$18,190

(1) EBITDA (earnings before interest, taxes, depreciation and amortization) is a measurement not in accordance with U.S. Generally Accepted Accounting Principles (GAAP) but is commonly used in the gaming industry as a measure of performance and as a basis for valuation of gaming companies. EBITDA is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations. However, EBITDA should not be construed as an alternative to income from operations (as an indicator of our operating performance) or to cash flows from operating activities (as a measure of liquidity) as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, the Company’s EBITDA may not be comparable to similarly titled measures presented by other companies.